Exhibit 99.2

From:  [omitted]

To: [omitted]

Date: 10/17/2012 9:33:56 A.M. Eastern Daylight Time

Subj: Re: 9-K re your resignation

It seems that Fresh Harvest disagrees with my statement referring to a lack of communication. See below.

-The resignation was accepted by the Board of Directors (the “Board”) effective immediately. The Resignation Email does not reference any disagreements with Registrant, but does reference a lack of communication and information with the Registrant's management, specifically during the past four months. The Registrant disagrees with the reference and claims made in the Resignation E-mail.

Since that statement is blatantly false, I would you like for the board to furnish with me the dates and times of all emails, board meetings and phone calls that occurred between May 1, 2012 and the date of my resignation on September 11, 20012 . Or if the board prefers, it can speak with my new attorney.

Thank You,

Dominick Cingari